As filed with the Securities and Exchange Commission on March 27, 2024

Registration No. 333-234653

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 (NO. 333-234653)

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

KELSO TECHNOLOGIES INC.
(Exact name of registrant as specified in its charter)

British Columbia	98-1469890
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

13966 18B Avenue
Surrey, British Columbia V4A 8J1, Canada
(Address of Principal Executive Offices)(Zip Code)

2014 Stock Option Plan
(Full title of the plan)

CT Corporation System
1015 15th Street NW, Suite 1000
Washington, District of Columbia 20005
(Name and address of agent for service)

(855) 284-3207
(Telephone number, including area code, of agent for service)

Copies of all communications to:

James R. Bond, CEO
13966 18B Avenue
Surrey, British Columbia, Canada, V4A8J1
Telephone: 604.590.1525
Email:bond@kelsotech.com
(Name, Telephone, E-mail and/or Facsimile number and Address of Company Contact Person)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer" "smaller reporting company" and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [X]	Smaller reporting company [X]
Emerging growth company [X]

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act of 1933, as amended. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This post-effective amendment relates to Registration Statement No. 333-234653 filed November 12, 2019 (the "Registration Statement") by Kelso Technologies Inc. (the "Registrant") with the Securities and Exchange Commission (the "SEC"), with respect to the Registrant's 2014 Stock Option Plan. This post-effective amendment removes from registration all shares of the Registrant's common stock (the "Common Stock"), registered under the Registration Statement.

On March 5, 2024, the Registrant announced its intention to voluntarily delist its common shares from the NYSE American LLC ("NYSE American"). In connection therewith, on March 15, 2024, the Registrant filed a Form 25 to report the delisting of the Registrant's common shares from the NYSE American and to deregister the Registrant's Common Stock under Section 12(b) of the Securities Exchange Act of 1934, as amended.

In connection with the foregoing, the Registrant has determined to terminate the any and all offerings of securities under the Registration Statement. Accordingly, the Registrant is filing this Post-Effective Amendment No. 1 to terminate the effectiveness of the Registration Statement, and, in accordance with the undertakings made by the Registrant in the Registration Statement, to remove from registration any and all of the securities that remain unsold under the Registration Statement as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of all such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Surrey, Province of British Columbia, Canada on March 27, 2024.

Kelso Technologies Inc.

By:
/s/ James R. Bond
James R. Bond
President and Chief Executive Officer and Director
(Principal Executive Officer)

No other person is required to sign this post-effective amendment to the registration statements in reliance on Rule 478 of the Securities Act of 1933, as amended.

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Acts of 1933, as amended, the undersigned has signed this Post-Effective Amendment to the above referenced Registration Statement, solely in the capacity of the duly authorized representatives of Kelso Technologies Inc. in the United States on March 27, 2024.

/s/ Anthony Andrukaitis
Anthony Andrukaitis
Authorized Representative in the United States